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                                                                   EXHIBIT 10.21



                             XYBERNAUT CORPORATION
                                  NONEXCLUSIVE
                         VALUE ADDED RESELLER AGREEMENT


THIS NONEXCLUSIVE VALUE ADDED RESELLER AGREEMENT ("Agreement") is made and entered into as of the ____ day of _____________________, 199____ by and
between Xybernaut Corporation, a Virginia corporation, having an office at 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033 ("Xybernaut"), and_________________________________________
_________________________________________________, a ___________________
corporation having an office
at______________________________________________________________________________
________________________ ("Value Added Reseller" or "VAR").

               WHEREAS, Xybernaut and/or Affiliates of Xybernaut have rights or have licensed rights to sublicense the "Licensed Technology" (as such term is defined below);

               WHEREAS, VAR has inspected the Licensed Technology and represents that it is equipped and in a favorable position to market "Licensed Products" in the "Field of Use" in the "Licensed Territory" (as such terms are defined below); and

               WHEREAS, VAR desires to obtain certain rights to market the Licensed Products, and Xybernaut desires to grant VAR those certain rights to market the Licensed Products, pursuant to the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Xybernaut and VAR hereby agree as follows:

SECTION 1.                    DEFINITIONS

                 For purposes of this Agreement, the following terms have the meanings ascribed to them below in this SECTION 1.

1.1 "Affiliate" means, with respect to a party, any corporation or other entity that directly or indirectly, through one or more intermediaries, controls (i.e., possesses, directly or indirectly, the power to direct or cause the direction of the overall management and policies of an entity, whether through ownership of voting securities, by contract or otherwise), is controlled by, or is under common control of such party.

1.2 "Default of VAR" has the meaning set forth in SECTIONS 10.2 AND 10.7 below.

1.3 "Default of Xybernaut" has the meaning set forth in SECTION 10.3 below.

1.4 "Effective Date" means the date ascribed in the first paragraph hereof.

1.5 "Field of Use" means the field or fields of use described in EXHIBIT B hereto. All exhibits attached to this Agreement are incorporated herein by reference.

1.6      "Mobile Assistant(R)    Unit" means a Licensed Product assembly
consisting of a wearable computing device, a wearable battery pack, a hands-free display device, a user activation input device, an activation output device, along with the systems and application support software provided thereon by Xybernaut.

1.7 "Licensed Technologies" means the intellectual properties described in EXHIBIT A hereto.

1.8 "Licensed Territory" or "Territory" means the geographic territory described in EXHIBIT C hereto.

1.9 "Proprietary and Confidential Information" has the meaning set forth in SECTION 9.1 below.

1.10     "Sublicense" has the meaning set forth in SECTION 2.2 below.

1.11     "Sublicensee" has the meaning set forth in SECTION 2.2 below.





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1.12     "Third Party" means any party other than a party to this Agreement or an Affiliate of a party to this Agreement.

1.13 "Territory Fee" means a future fee payable by VAR to Xybernaut in the event this non-exclusive agreement is converted by Xybernaut to an exclusive agreement for the rights granted by this License within the Territory.

1.14 "Data Information" means Xybernaut's trade secrets, know-how methods, techniques, processes, knowledge, trade practices, trade names, trademarks, marketing materials, software library, and information generally relating to developing, manufacturing and selling the Licensed Products, now existing or hereinafter developed or acquired by Xybernaut.

1.15 "Patent Rights" means any patent or patent applications, issued or filed or which may be filed, in any jurisdiction relating to Licensed Products or to the manufacturing processing thereof, including any improvements thereon (whether or not patented) made or acquired by, or licensed to, Xybernaut. A patent shall cease to be a Patent Right in the event of any of the following:

         (i)     The patent expires;

         (ii)    The patent is no longer maintained; or

         (iii) All pertinent claims in the patent have been held to be invalid by an unappealed or unappealable decision of a court of competent jurisdiction.

The patents presently held by Xybernaut which shall be made available to VAR through this Agreement are listed on EXHIBIT A.

1.16 "Technical Data" shall mean the information contained in the documents listed in EXHIBIT A attached hereto and any new technical data and materials which may be furnished to VAR by Xybernaut during the term of this Agreement.

1.17     "Licensed Product", both in the singular and the plural, shall mean
(i) any device or apparatus which embodies or makes use of any inventions claimed in the Patent Rights, (ii) any device or apparatus which is made by or with the use of any method or process claimed in the Patent Rights or (iii) any device or apparatus which is made by or with the use of any information contained in the Technical Data, including but not limited to, the products described in EXHIBIT A hereto.

1.18 "Net Sales Price" shall mean invoiced price of Xybernaut Licensed Products to VAR or to other purchaser or customer upon which Discounts in EXHIBIT D1 (Discount Schedule on Net Sales Price) are based. The following items are not included in the Net Sales Price:

         (i) Quantity (but not cash) discounts allowed, provided such discounts are shown separately on the invoice;

         (ii) Packaging, transportation and insurance charges on shipments to customers, provided they are shown separately on the invoice;

         (iii) Sales and use taxes, if any, but only if such taxes are shown separately on the invoice and are not included in the purchase price of Licensed Product; and

         (iv) Amounts refunded or credited upon purchase price of Licensed Product provided, however, that the Net Sales Price as hereinabove defined shall not be reduced on account of bad debts, collection costs or sales commissions. In the event that Licensed Product is sold to an Affiliate or Licensee or to any director or officer of VAR or a corporation in which such director or officer has a controlling interest, then Net Sales Price shall be the price which would have been charged if the Licensed Product in question had been sold on normal terms and conditions to a purchaser dealing at arm's length with VAR. In the event Licensed Product is sold as a component, and an unlicensed combination, which includes a charge for Licensed Product, the Net Sales Price of Licensed Product shall be that portion of the entire combination which is fairly attributable to Licensed Product component thereof, calculated according to a previously specified agreement in writing between VAR and Xybernaut.

1.19     "Non-Exclusive" means that within the Licensed Territory and Field of
Use:

         (i) VAR maintains, together with other VARs, Xybernaut-authorized sales and support facilities for Licensed Products within the Licensed Territory.

         (ii) Xybernaut will not provide training for such items, consultation nor other support services at locations within the Licensed Territory, unless orders for such services are placed by VAR.

         (iii) VAR will not attempt to sell products or services based upon Licensed Products and Technologies in any Territory and Field of Use exclusively licensed by Xybernaut to another VAR or Distributor. Any exclusive license given





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                subsequent to a nonexclusive license in the same territory is granted conditioned upon the rights of the first licensee, i.e. the nonexclusive licensee. If a nonexclusive VAR is granted a license that is ongoing, the subsequent exclusive VAR takes an exclusive license against the entire world except for a previous nonexclusive licensee.

         (iv) Xybernaut will not knowingly provide technical support to any person or organization, other than VAR, seeking to obtain, modify or adopt licensed products for distribution within Territory.

SECTION 2.                    GRANT OF RIGHTS

2.1 GRANT OF LICENSE. Xybernaut hereby grants to VAR, and VAR hereby accepts, a limited, non-exclusive right and license, with rights to sublicensing as set forth in SECTION 2.2, to market Licensed Products within the Field of Use in the Licensed Territory. VAR shall have no property rights with respect to the Licensed Technology or the Licensed Products except as specifically designated herein. At the expiration of the Term of this Agreement, Xybernaut may consider, at its option, converting the license to an exclusive license in the same or different Territory and with the payment of Territory Fee, grant same.

2.2 SUBLICENSES. Xybernaut hereby grants to VAR the right to grant one or more sublicenses pursuant to this Agreement, to third parties, to market Licensed Products in the Field of Use within the Licensed Territory (each such third party shall be referred to as a "Sublicensee"); provided, however, that each such Sublicense shall be no greater in scope than the license granted pursuant to SECTION 2.1 above, and that each such Sublicensee shall agree to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, all potential Sublicensees must be approved in advance and in writing by Xybernaut prior to executing a sublicense agreement or otherwise acquiring any rights with respect to the Licensed Products. The rights and obligations of any Sublicensee under this Agreement shall not be deemed to supplant or diminish the rights and obligations of VAR hereunder.

2.3 EXERCISE OF RIGHTS BY AFFILIATES. VAR's rights to market Licensed Products in the Field of Use in the Licensed Territory pursuant to this Agreement may be exercised by any Affiliate of VAR; provided, however, that VAR shall provide to Xybernaut prior written notice that a particular Affiliate of VAR will exercise such rights. Xybernaut shall approve or disapprove in writing such exercise of rights by any VAR Affiliate, and each such Affiliate of VAR shall agree in writing to be bound by the terms and conditions of this Agreement. The rights and obligations of any Affiliate of VAR under this Agreement shall not be deemed to supplant or diminish the rights and obligations of the VAR hereunder.

2.4 GRANT BACK CLAUSE. VAR and Xybernaut agree to jointly and independently work to produce improvements, inventions, discoveries, and developments which enhance the features, functions, and capabilities of Licensed Products. Such efforts will be considered as follows.

         (a) If during the term of this Agreement, Xybernaut, any Affiliate of Xybernaut, or any employee of Xybernaut shall make an improvement, refinement, invention, discovery and/or development which Xybernaut makes generally available to its other distributors of the Licensed Product, Xybernaut shall furnish to VAR technical data and operating information relating to such an improvement, refinement, invention, discovery or development, to the extent that the same are required for the up-to-date sale of Licensed Products. VAR's rights with respect to such invention, discovery or development shall be co-terminous with the term of this Agreement.

         (b) Change of Design. Xybernaut reserves the right to improve or otherwise change the design of any product or part thereof at any time without notice to VAR. However, Xybernaut will attempt to notify all VARs in advance of any material changes in the Product. If any such change is made, Xybernaut may, but shall not be obligated to, make the change upon any Products or parts shipped thereafter on the orders of the VAR, nor shall Xybernaut be obligated to make a similar change on any Products or parts previously shipped to the VAR, or to install or furnish any other or different parts than were thereon when shipment was made.

         (c) If during the term of this Agreement, VAR, any Sublicensee or Affiliate of VAR, or any employee of VAR, or Consultant of VAR, shall make an invention, discovery or development which VAR, any Sublicensee, or any Affiliate of VAR uses to enhance, refine, improve, or revise Licensed Products, VAR shall grant a royalty-free worldwide license to Xybernaut for the unrestricted use and practice and shall furnish to Xybernaut technical data and operating information relating to such improvement, refinement, invention, discovery and/or development for use or sublicensing by Xybernaut in conjunction with its use and licensing of the Licensed Technology and its sale of Licensed Products. Xybernaut's rights with respect to such invention, discovery or development shall survive any termination of this Agreement.

         (d) Upon written request by VAR or Third Party, Xybernaut shall evaluate and assess the relative quality, completeness, ease of use and productivity enhancement of an application or tool based on Licensed Technologies and Products, which has been developed by VAR or a Third Party. After certification by Xybernaut that the application or tool is suitable for worldwide deployment, Xybernaut and VAR or Third Party may, at their option, enter into a separate agreement defining the terms and conditions under which Xybernaut will undertake worldwide distribution of the Application, and the schedule of royalty payments to VAR or Third Party by Xybernaut as a consequence of such application distribution.

         (e) If, during the term of this agreement, Xybernaut, any affiliate of Xybernaut, or any employee of Xybernaut, shall jointly with VAR, any Sublicensee or Affiliate of VAR or any employee of VAR make an improvement, refinement, invention, discovery or





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development which Xybernaut or any VAR, Sublicensee or Affiliate of any VAR
uses in conjunction with its marketing of Licensed Products, Xybernaut shall retain title and ownership of such invention, discovery and/or development, but Xybernaut shall furnish to VAR technical data and operating information.

2.5 TRADEMARKS. VAR, at its expense, shall be responsible, following consultation with Xybernaut, for the selection, registration and maintenance of the brand names to be used by it with respect to the sale of Licensed Products and VAR shall own and control such trademarks. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to SECTION 10.2 due to a Default of VAR, any and all rights in and to such trademarks (including, but not limited to, goodwill related thereto) shall be at Xybernaut's option automatically assigned to Xybernaut and VAR agrees that it shall promptly execute an assignment of all trademarks and any other documentation as may be required to evidence and effectuate such assignment.

2.6 RIGHT TO USE NAME. Subject to the provisions of Subsection (c), the VAR may use the notation "Authorized VAR of Xybernaut's "Mobile Assistant(R) Unit" in connection with its distribution of Licensed Products in any sign or advertising during the continuance of this Agreement. VAR may not make any untrue statements of their relationship with Xybernaut, such as "Exclusive Agent of Xybernaut" or "Branch Office of Xybernaut," or the like. In case of termination of this Agreement, or upon request of Xybernaut, VAR shall discontinue use of Xybernaut trademarked names and thereafter shall not use the name directly or indirectly in connection with its business, nor use any other name, title, or expression so nearly resembling it as would be likely to lead to confusion or uncertainty or to deceive the public.

2.7 ASSIGNABILITY. This Agreement may not be assigned or transferred by VAR in whole or in part, either voluntarily or by operation of law, without the prior written consent of Xybernaut. Any attempted assignment or transfer by VAR without the written consent of Xybernaut thereto shall, at Xybernaut's option, become null and void, and shall, at Xybernaut's option, forthwith terminate and cancel this Agreement and all rights of VAR hereunder. Xybernaut shall have the right to assign its rights under this License in connection with a sale or restructuring of its business.

2.8 NO AGENCY RELATIONSHIP It is understood and agreed that VAR is not, by this Agreement or anything contained herein, constituted or appointed the agent or representative of Xybernaut for any purpose whatsoever, nor shall anything contained herein be deemed or construed as granting to VAR any right or authority to assume or to create any obligation or responsibility, express or implied, for or in behalf of or in the name of Xybernaut in any way or manner whatsoever. VAR agrees not to use Xybernaut's name in any advertising or publicity regarding this Agreement without Xybernaut's prior written consent.

2.9 PREVENTING VIOLATION OF PRODUCT LICENSE. Xybernaut will require of VAR (as it has required and will require of all other licensees) full cooperation with Xybernaut to prevent any violation of any exclusive Product license granted by Xybernaut to others.


SECTION 3.                    VAR OBLIGATIONS.

3.1 TRAINING AND ADVERTISING PACKAGE. Upon execution of this Agreement, VAR will be required to purchase from Xybernaut a VAR Preparation Package for $7,500 which includes five (5) days of initial training for up to two (2) people, up to forty (40) man hours of technical assistance as provided for in
SECTION 5.1(B), a collection of collateral advertising literature, Xybernaut videos, and special demonstrations. At its own expense, VAR agrees to attend the required initial training, as well as periodic Products training conducted by Xybernaut at least annually.

3.2 MARKETING PLAN. VAR shall furnish Xybernaut from time to time, general information concerning the Licensed Territory including economic, commercial, and industrial data affecting the business or prospects for business of Xybernaut. At least once per year on the annual anniversary of the Effective Date, VAR shall provide to Xybernaut a current revision of an acceptable plan describing VAR's development, promotion, sales, and support of Licensed Products.

3.3 FINANCIAL INFORMATION. Upon request of Xybernaut, VAR will complete a standard credit application and other such financial information as Xybernaut may reasonably require to establish credit.

3.4 BEST EFFORTS. VAR shall use its best efforts to promote, market and sell the Licensed Products within the Licensed Territory for its own account and risk, including credit risks, and vigorously pursue the promotion, marketing, and sale of the Licensed Products.

3.5 SALES AND SUPPORT. VAR agrees to comply with Xybernaut guidelines, if any, for expedient servicing and support of users of Licensed Products. VAR will use its best efforts to promote demand for and sale of the Licensed Products and will maintain adequate facilities and properly trained sales personnel for these purposes. VAR may use advertising materials supplied by or purchased from Xybernaut and shall display items which are representative of Licensed Products; however, VAR may use other advertising materials from their own sources.

3.6 BUSINESS CONDUCT. VAR shall conduct its business in a manner that will reflect favorably on Xybernaut, the Licensed Products, and Xybernaut's good name. VAR shall refrain from engaging in any deceptive, misleading or unethical practice. VAR shall refrain from making any representation or warranty to a potential buyer with respect to, or in connection with, the Licensed Products which contains any untrue or misleading statement of material fact or omits any material fact necessary to make the statements not misleading.





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SECTION 4.                     COVENANTS OF VAR.

VAR represents and covenants with Xybernaut as follows:

4.1 TERRITORIAL USES. VAR shall sell Licensed Products solely within the Territory Licensed and, to the extent such matter may be within the control of VAR, shall sell Products only to purchasers who use them for purposes within
the Licensed Fields of Use described within the Territory.   Xybernaut
acknowledges that the actions of third party purchasers are not entirely within the control of VAR, and VAR shall not be required to police the sales of its third party purchasers.

4.2 NO RELIANCE ON XYBERNAUT. VAR has independently investigated the market demand for Products within the Territory and is not relying upon any market studies or other information furnished to it by Xybernaut for purpose of determining the expected volume of business to be generated from the sale of Licensed Products.

4.3 GOOD FAITH. VAR will deal in good faith with Xybernaut (just as Xybernaut will deal with VAR) on all matters related to this License and will not, acting alone or in concert with other parties, seek to circumvent the intent of this License.

4.4 QUALITY STANDARDS. VAR will comply with all reasonable quality standards with respect to Products imposed by Xybernaut on both itself and on VAR, in recognition of the substantial investment made by Xybernaut in establishing a reputation for Licensed Product and the potential damage to that reputation if VAR fails to observe the quality standards imposed by Xybernaut with respect to those Licensed Products sold under any trademark or trade name licensed pursuant to this License.

4.5 INSPECTIONS. VAR agrees to provide Xybernaut with access to Products each year for inspection thereof. Notwithstanding the above, VAR-developed applications based, in part, on Licensed Product shall be made available to Xybernaut on at least an annual basis for inspection and evaluation (regarding ease of use, consistency of user interface quality and robustness).

4.6 MARKING. VAR agrees to mark the Products sold with all applicable patent numbers and Xybernaut Product Branding. All Products shipped to or sold in other countries, with Xybernaut's prior written approval, shall be marked in such a matter as to conform with the patent laws and practice of the country of manufacture or sale.

         (a) VAR shall not effect or permit the removal or alteration of any patent numbers, trade names or trademarks, proprietary notices, nameplates or serial numbers affixed to the Licensed Products, without Xybernaut's prior written consent.

         (b) VAR shall not effect or permit the affixation of any additional trade names or trademarks, proprietary notices or nameplates to the Licensed Products without Xybernaut's prior written consent.

4.7 FACILITIES, ABILITY, AND DESIRE TO BE VAR. VAR represents that it possesses and will maintain the technical facilities, properly trained staff, and ability to promote the sale and use of Licensed Products and is desirous of developing demand for and selling such Licensed Products in the Territory hereinafter described.

4.8 DUTY OF INSPECTION AND TESTING. The VAR shall inspect, test, make all modifications or adjustments and, if necessary, conduct trials prior to delivery of the Licensed Product to the customer. VAR is not relieved of this responsibility if the Licensed Product is delivered at a location other than the principal place of business of VAR.

4.9 MINIMUM INITIAL ORDER. Within 30 days of the execution of this Agreement, VAR shall present a binding purchase order for a minimum of two Mobile Assistant(R) units accompanied by a nonrefundable down payment of 25% of the gross purchase order amount. Such units are to be used for customer testing and demonstrations. Delivery of these units to VAR is to be as soon as practicable.

4.10 CERTIFICATIONS. VAR agrees to obtain all relevant and necessary approvals, certifications or licenses for end-user sales of Licensed Products within its Territory. Costs of any required product modifications as well as certification and inspection fees, will be borne solely by VAR. Xybernaut shall, upon request by VAR, provide consultation and technical support to VAR in matters related to local adaptation and certification of Licensed Products. Such work shall be accomplished by Xybernaut in accordance with SECTION 5.1.

SECTION 5.                  XYBERNAUT OBLIGATIONS

5.1      TECHNICAL TRAINING AND ASSISTANCE.

         (a) Xybernaut shall provide a maximum of five (5) days of required technical training at Xybernaut's offices in Virginia for at most two (2) VAR personnel as to the use of the Licensed Products. Such training sessions shall be scheduled at a time mutually convenient to the parties. All costs for VAR personnel attending this initial training session (including, but not limited to, travel, lodging and other expenses) shall be the responsibility of VAR.





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         (b)  Xybernaut agrees to furnish to VAR, at no additional cost under this Agreement as stipulated in SECTION 3.1, up to forty (40) man-hours of technical assistance during the first twenty-four (24) months of this Agreement at Xybernaut's Fairfax, Virginia facility or at another mutually acceptable site. VAR will reimburse Xybernaut for any out of pocket expenses related to such activities.

         (c) Xybernaut shall provide additional technical training and technical assistance to VAR, upon the reasonable request of VAR, regarding use of the Licensed Products at such times and locations as mutually agreed to in writing by the parties. All such additional technical training shall be provided by Xybernaut to VAR at Xybernaut's then-current rates for such services. VAR shall reimburse Xybernaut for transportation, meals and lodging expenses incurred by Xybernaut representative(s) in connection with any such additional training.

5.2      TECHNICAL DATA.  Xybernaut agrees to furnish to VAR, within thirty
(30) days after the effective date of this Agreement, two (2) copies each of the Technical Data hereof. All Technical Data furnished hereunder shall be in the form normally used by Xybernaut for its own purposes, except software will be provided in executable object code form only.

5.3 TRAVEL REGULATIONS. All personnel and representatives of each party while visiting the other party shall abide by all rules and regulations of the respective country and, where required, the espionage and security laws, regulations and others of the visited country. Each party hereby indemnifies and holds the other party harmless from and responsible for injuries to, or death of, or travel, living and other expenses of its representatives and personnel, including loss, theft, damage and destruction of property.

5.4 PATENT RIGHTS IN TERRITORY. Xybernaut, at its discretion, shall prepare, file and prosecute, in the name of Xybernaut, and at Xybernaut's expense, patents and applications for letters patent with respect to the Licensed Products in the Territory (including, without limitation, with respect to modifications, improvements, enhancements, variations and alterations on the Licensed Products covered by the Patent Rights). Xybernaut shall also be responsible for the expense incurred in connection with the filing, prosecution and maintenance of patents and applications covering the Licensed Products with respect to which VAR has entered into a license under this Agreement and any continuation-in-part, divisionals, reissues or substitute applications thereof. Xybernaut acknowledges that if Xybernaut does not seek patent protection within the Territory, the Data and Information and the Patent Rights may be deemed to be in the public domain but any such loss of rights shall not terminate VAR's obligations hereunder.

         (a) COOPERATION. VAR agrees to cooperate with Xybernaut to ensure that all patent applications filed will reflect, to the best of VAR's knowledge, all items of commercial interest and importance.

         (b) NOTICE AND ADVICE. Xybernaut shall keep VAR advised as to all developments with respect to all patent applications filed in the Territory, and shall supply to VAR copies of all papers received and filed in connection with the prosecution thereof. VAR shall have the right, either directly or indirectly through its patent attorneys and/or agents, to advise and cooperate with Xybernaut in the prosecution of such applications.

         (c) OWNERSHIP OF TERRITORIAL PATENTS. All patents with respect to the Licensed Products shall be the sole and exclusive property of Xybernaut, subject to the non-exclusive license hereby granted to VAR. VAR shall, upon demand, execute and deliver to Xybernaut such documents as may be deemed necessary or advisable by counsel for Xybernaut, for filing in the appropriate patent offices and elsewhere to evidence the granting and to assure the perfection and maintenance of the license hereby granted.

5.5 ACCEPTANCE AND FILLING OF ORDERS. All orders Xybernaut receives for Licensed Products from the VAR are subject to acceptance by Xybernaut. Xybernaut will use its best efforts to fill the accepted orders as promptly as practicable, subject, however, to delays or failure to fill the accepted order caused by transportation conditions, labor or material shortages, strikes, riots, fires, or any other cause beyond Xybernaut's control. In all cases, Xybernaut will use its best efforts to advise VAR in advance of any foreseeable inability to make full and timely delivery of any Products which VAR has ordered.

5.6 UNLICENSED ACTIVITY AND INFRINGEMENT. Xybernaut and VAR shall promptly inform each other in writing of any potential infringement by a third party of which they are aware of any patents included with the Patent Rights, and provide each other with any available evidence of infringement. During the term of this License, Xybernaut shall at its discretion prosecute, at its own expense, any such infringement of the Patent Rights.

5.7 NEW PRODUCT INTRODUCTIONS. As Xybernaut introduces new products, VAR will receive from Xybernaut at least 30 days advance notice regarding anticipated future product announcements. All such future product availability information will be considered Xybernaut confidential and proprietary, and will be protected by VAR as described in SECTION 9. The VAR license will automatically be modified to include the new product. Within 90 days of receipt of each future Xybernaut product notice, VAR will notify Xybernaut that either
(i) it wishes to amend its license to include the anticipated future product(s) or (ii) it does not intend to sell products and services based on the future Xybernaut product within Territory. Xybernaut may, at its sole discretion, accept or reject any such proposed amendments.

SECTION 6.                   PAYMENTS AND DELIVERY

6.1 PURCHASE OF LICENSED PRODUCTS AND DISCOUNTS. The Licensed Products shall be purchased by VAR from Xybernaut at purchase prices equal to Xybernaut's list prices for the Licensed Products, less the currently applicable discounts specified in EXHIBIT D1.





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Xybernaut shall have  the right to revise the list prices and discount schedule semi-annually upon thirty (30) days prior written notice. Xybernaut has a suggested retail price (EXHIBIT D2); however, the parties acknowledge and agree that VAR shall be free to establish the price(s) it charges to its customers for the Licensed Product. Notwithstanding the above, Xybernaut reserves the right to offer VARs limited duration, promotional, or special situation discounts from VAR prices, in order to stimulate sales of particular products, or applications within specific territories.

6.2 PAYMENT TERMS. VAR agrees that it will submit purchase orders for the purchase of Licensed Products in writing by letter. However, Xybernaut will accept orders from VAR by telephone, telex, telefax or other commercially reasonable means of communication provided that such orders are confirmed in writing by VAR as soon thereafter as practicable but no later than three (3) business days. All orders shall be governed exclusively by the terms and conditions of this Agreement.

         (a) Absent other arrangements, standard terms of payment are net thirty (30) days from date of invoice, such invoice date to be reasonably proximate with receipt of Product by VAR. All payments hereunder by VAR to Xybernaut shall be made in United States currency at the address specified in
SECTION 11.4 below. When deemed applicable by Xybernaut, Letters of Credit, advance payments and/or progress payments will be submitted to Xybernaut by VAR prior to delivery of Licensed Product by Xybernaut to VAR. All Letters of Credit will be from Banks or Institutions acceptable to Xybernaut. All sales, use, duty, excise or similar tax applicable to sales pursuant to this Agreement shall be paid by VAR unless VAR provides Xybernaut with a tax exemption certificate acceptable to Xybernaut and the applicable taxing authorities prior to shipment.

         (b) VAR shall not offset any amounts against, nor delay payment of, the purchase price or any other amounts due to Xybernaut without Xybernaut's prior written consent.

         (c) Xybernaut may, at any time when in its own opinion the financial condition of VAR so warrants, or if VAR fails to make payments when due, or otherwise defaults hereunder, either alter terms of payment (including requiring full or partial payment in advance of delivery), suspend credit and delay shipment, or pursue any remedies available at law or pursuant to the terms of this Agreement. In such event, Xybernaut shall be entitled to reimbursement from VAR for its reasonable expenses, including attorneys' fees. Xybernaut may charge the lesser of one and one half percent (1 1/2%) per month but not to exceed the maximum interest rate deemed nonusurious under the laws of the Commonwealth of Virginia.

6.3 FOREIGN PAYMENTS. If VAR is not a U.S. company, VAR agrees to obtain any required approval of relevant authorities, if necessary, and to take whatever steps may be required to remit to Xybernaut in U.S. dollars the payments required hereunder. In the event VAR is unable to remit payments due to Xybernaut within the periods provided for in this Agreement because of unavoidable delays incurred in obtaining foreign approval for payment thereof, such belated remittance shall not constitute a breach of this Agreement provided that VAR has kept Xybernaut notified of the status of same and has acted with reasonable diligence in obtaining such approval, and otherwise has made remittance to Xybernaut promptly upon receiving said approval.

6.4      DELIVERY.

         (a) Any delivery dates quoted by Xybernaut to VAR are predictions only of the time within which Xybernaut anticipates making its deliveries and are not guarantees of delivery by such dates. Xybernaut shall use reasonable efforts to comply with such schedules BUT SHALL NOT BE LIABLE IN DAMAGES OR OTHERWISE, nor shall VAR be relieved of its performance hereunder, because of Xybernaut's failure to meet such delivery dates.

         (b) All prices are F.O.B. Xybernaut's facility in Fairfax, Virginia or such other location(s) as designated by Xybernaut. VAR is responsible for payment of all freight charges and for holding insurance at full value for the shipped Products. Title to the Licensed Products shall pass, and VAR shall assume all risk of loss or damage to the Licensed Products, upon delivery of the Licensed Products to the carrier. Notwithstanding the foregoing, VAR hereby grants to Xybernaut a security interest in all of the Licensed Products after passage of title thereto, as well as a security interest in all proceeds and accounts receivable, as security for all payments to be made by VAR and the performance in full by VAR of its other obligations under this Agreement, together with the right, without liability and with or without notice to VAR, to repossess such Licensed Products in the event of default with respect to any such obligations. This Agreement constitutes a security agreement with respect to such security interest, and VAR hereby authorizes Xybernaut to sign and file on VAR's behalf any financing statements or other documents that may be necessary or appropriate to perfect Xybernaut's security interest, and VAR agrees to sign all such documents and take all such actions as Xybernaut may reasonably request with respect to perfection and/or enforcement of such security interest.

         (c) In the absence of specific instructions, Xybernaut will ship by what it deems to be the most appropriate method. Xybernaut will try to accommodate VAR's requests as to means of distribution; however, Xybernaut shall have the right to select means of distribution other than as requested by VAR if Xybernaut reasonably believes that such requested means of distribution are unsatisfactory for proper shipment of the Licensed Products.

         (d) Whenever Xybernaut shall deliver or cause to be delivered to a common carrier any Products ordered by VAR, whether the particular carrier shall have been designated in the shipping or routing instructions of the VAR or not, Xybernaut shall not be responsible for any delays or damages in shipment and the common carrier to which Xybernaut shall deliver Products for shipment to the VAR is hereby declared to be the agent of the VAR.

         (e)     All claims for shortages must be made in writing within seven
(7) days after receipt by VAR of the shipment in which a shortage is claimed. No claims shall be allowed if the shipment is not received by VAR, or after expiration of said seven (7) days period.

6.5 RETURNS. Xybernaut shall not be obligated to accept from the VAR any Products or parts returned, nor to make any exchange thereof, nor credit the License thereof unless Product is defective under Warranty. Products may be returned only with prior written authorization and a Return Merchandise Authorization (RMA) number from Xybernaut. If unsold Products are returned in original condition, VAR will receive credit on account; however, a fifteen percent (15%) restocking charge will be assessed.

         Except in the case of damage or defect attributable to Xybernaut, the VAR shall not make any claim against the Company for any damaged or defective product or part. VAR shall not have the right, without Xybernaut's prior written consent, at any time after placing an order to purchase Products to cancel such order (in whole or in part) or to make changes in items, quantities, delivery schedules or methods of packaging or shipment. If Xybernaut consents to cancellation or changes requested by VAR and such cancellation or changes result in an increase or decrease in Xybernaut's prices or cost or time requirements, Xybernaut shall make an equitable adjustment to the terms hereof.

6.6 MINIMUM PURCHASE FEE. Involving orders of Licensed Products which are uniquely configured for VAR, or orders which amount to more than fifty (50) Mobile Assistant(R) units, if VAR cancels such order prior to shipment, but after Xybernaut has begun production on a given amount of the Products, VAR must accept shipment of said given amount. Specific terms will be determined on a case by case basis.

SECTION 7.              REPRESENTATIONS AND WARRANTIES

7.1 XYBERNAUT WARRANTY . XYBERNAUT HEREBY REPRESENTS AND WARRANTS TO VAR THAT LICENSED PRODUCTS CONFORM TO XYBERNAUT'S PUBLISHED SPECIFICATIONS AND THAT XYBERNAUT HAS THE FULL POWER AND RIGHT TO ENTER INTO THIS AGREEMENT WITH VAR.

         (a) LIMITS. THE ABOVE WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE WITH RESPECT TO THE LICENSED TECHNOLOGY AND/OR THE LICENSED PRODUCTS.

         (b) DAMAGES. IN NO EVENT SHALL XYBERNAUT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR SPECIAL DAMAGES, WHETHER IN CONTRACT OR IN TORT, RELATED TO THE LICENSED TECHNOLOGY, THE LICENSED PRODUCTS OR OTHERWISE WITH RESPECT TO THIS AGREEMENT. VAR, BY ACCEPTANCE OF THE LICENSE RIGHTS GRANTED HEREIN, ASSUMES ALL LIABILITY FOR, AND SHALL INDEMNIFY AND HOLD XYBERNAUT HARMLESS FROM AND AGAINST ANY AND ALL CONSEQUENCES ARISING IN CONNECTION WITH THE SALE, DISTRIBUTION, USE OR MISUSE OF THE LICENSED TECHNOLOGY OR THE LICENSED PRODUCTS BY VAR, SUBLICENSEES, AFFILIATES OF VAR, CUSTOMERS OR THIRD PARTIES.

7.2 VAR WARRANTY. VAR WARRANTS THAT DURING THE TERM OF THE AGREEMENT AND ONE YEAR THEREAFTER, THAT IT WILL NOT MARKET, PROMOTE, OR ADVERTISE ANY PRODUCT COMPETITIVE WITH LICENSED PRODUCT AS IT IS DEFINED HEREIN

7.3 RIGHT. EACH PARTY HERETO WARRANTS THAT IT HAS THE RIGHT TO GRANT ANY RIGHTS, LICENSES AND ASSURANCES GRANTED OR TO BE GRANTED.

7.4 DISCLAIMER. DATA INFORMATION AND RELATED INFORMATION HERETOFORE OR HEREAFTER DISCLOSED BY XYBERNAUT TO VAR SHALL BE ACCURATE TO XYBERNAUT'S KNOWLEDGE AND BELIEF, BUT XYBERNAUT MAKES NO WARRANTY OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OF SUCH INFORMATION RELATING TO ANY PATENTS OR ANY OR ALL OF THE SAID METHODS, TECHNIQUES, PROCESSES, INFORMATION, KNOWLEDGE, KNOW-HOW, TRADE PRACTICES AND ANY SECRET DATA COMMUNICATED TO VAR.

7.5 WARRANTY POLICY. ALL LICENSED PRODUCTS HAVE A 90 DAY PARTS AND LABOR WARRANTY AND A ONE YEAR PARTS ONLY WARRANTY DUE TO MANUFACTURER'S DEFECT. AN EXTENDED WARRANTY IS AVAILABLE. IF THE LICENSED PRODUCT SHALL BECOME DEFECTIVE WITHIN THE SPECIFIED WARRANTY PERIOD, XYBERNAUT SHALL EVALUATE THE NATURE OF THE DEFECT, AND EITHER ELECT TO REPAIR OR REPLACE THE DEFECTIVE PRODUCT FREE OF CHARGE. THIS WARRANTY SHALL NOT INCLUDE DAMAGE TO THE LICENSED PRODUCT RESULTING FROM MISUSE OR ABUSE OF VAR, SUBLICENSEES, AFFILIATES OF VAR, CUSTOMERS OR THIRD PARTIES. XYBERNAUT SHALL RESERVE THE RIGHT TO MAKE FINAL JUDGMENT REGARDING THE NATURE OF THE ALLEGED DEFECT. IF VAR IS NOT A CERTIFIED WARRANTY REPAIR SITE, DEFECTIVE PRODUCTS ARE TO BE RETURNED TO XYBERNAUT OR XYBERNAUT'S DESIGNATED REPAIR SITE POSTAGE PAID. XYBERNAUT MAY, AT ITS SOLE DISCRETION, INCUR THE COST OF SHIPPING WARRANTED LICENSED PRODUCTS WITHIN THE UNITED STATES. VAR WILL RECEIVE NO LESS THAN THE BEST PUBLISHED WARRANTY POLICY IN EFFECT AT TIME OF PURCHASE.

7.6 VAR AGREEMENT. VAR HAS READ AND UNDERSTANDS SAID WARRANTY AND BY EXECUTING THIS AGREEMENT CONSENTS TO ALL OF ITS TERMS AND PROVISIONS INCLUDING ALL WAIVERS AND DISCLAIMERS CONTAINED THEREIN.

SECTION 8.                 INDEMNIFICATION PROVISIONS

8.1 AGREEMENT OF VAR TO INDEMNIFY. Subject to the conditions and provisions of this SECTION 8, VAR hereby agrees to indemnify, defend and hold harmless Xybernaut, Affiliates of Xybernaut, and their officers, directors, employees, agents and representatives (the "Xybernaut Indemnified Persons") from and against and in respect to all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and other charges (collectively, "Claims") asserted against, resulting to, imposed upon or incurred by the Xybernaut Indemnified Persons, directly or indirectly, by reason of or resulting from: (i) any use by VAR, Sublicensees or Affiliates of VAR of the Licensed Technology or other information furnished by Xybernaut pursuant to this Agreement; or (ii) any use, sale, or other disposition of Licensed Products by VAR, Sublicensees, Affiliates of VAR and/or Third Parties.

         VAR shall maintain primary and noncontributing liability insurance to cover damages and losses caused by or related to applications, specific software, enhancements and modifications (whether to hardware or software) in the equivalent of not less than ____________________________________________
(US$ _____________________) combined single limit (bodily injury and property damage) including Xybernaut as an additional insured, with provision for at least thirty (30) days prior written notice to Xybernaut in the event of cancellation or material reduction in coverage. Xybernaut shall have the right to demand and receive satisfactory evidence of such insurance coverage and shall have the right to maintain such insurance coverage on VAR's behalf and at VAR's expense in the event of nonpayment of premiums or lapse of coverage.

8.2 AGREEMENT OF XYBERNAUT TO INDEMNIFY. Subject to the conditions and provisions of this SECTION 8, Xybernaut hereby agrees to indemnify, defend and hold harmless VAR, Sublicensees and Affiliates of VAR, and their officers, directors, employees, agents and representatives (the "VAR Indemnified Persons") from and against and in respect of all Claims asserted against, resulting to, imposed upon or incurred by the VAR Indemnified Persons, directly or indirectly, by reason of or resulting from the infringement or alleged infringement of any Third Party patents or other proprietary rights with respect to the Licensed Technology; provided, however, that Xybernaut's aggregate financial obligation under the foregoing indemnity shall be limited to and not exceed the total amount actually paid by VAR to Xybernaut or One Million U.S. Dollars ($1,000,000), whichever is less.

8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of Xybernaut and VAR hereunder with respect to their respective indemnities pursuant to this SECTION 8 shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice to the indemnifying party of any Claim which is asserted against, resulting to, imposed upon or incurred by such indemnified party and which may give rise to liability of the indemnifying party pursuant to this SECTION 8, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof.

         (b) The indemnified party may engage counsel or representatives of its own choosing with respect to any such Claim, such representation (including the compromise or settlement of any Claim) to be undertaken on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party elects not to undertake such defense by its own representatives, the indemnified party shall give prompt written notice of such election to the indemnifying party, and the indemnifying party will undertake the defense thereof by counsel or other representatives designated by it whom the indemnified party determines in writing to be satisfactory for such purposes. The consent of the indemnified party to the indemnifying party's choice of counsel or other representative shall not be unreasonably withheld.

         (c) In the event that any Claim shall arise out of a transaction or cover any period or periods wherein Xybernaut and VAR shall each be liable hereunder for part of the liability or obligation arising therefrom, then the parties shall each choose its own counsel, and shall pay its own expenses, defend such Claim, and no settlement or compromise of such Claim may be made without the joint consent or approval of Xybernaut and VAR (which consent shall not be unreasonably withheld), except when the respective liabilities and obligations of Xybernaut and VAR are clearly allocable or attributable on the basis of objective facts.

8.4 SPECIFIC PERFORMANCE. VAR hereby acknowledges that the Licensed Technology is unique, and that the harm to Xybernaut resulting from breaches by VAR of its obligations hereunder cannot be adequately compensated by monetary damages alone. Accordingly, VAR agrees that, in addition to any other remedies which Xybernaut may have at law or in equity, Xybernaut shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by VAR and that Xybernaut shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

8.5 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by Xybernaut or VAR of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

8.6      INDEMNIFICATION  BY VAR.   VAR agrees to indemnify and hold harmless
Xybernaut against and from any loss, cost or damage, with any and all claims or damage or injury related to alterations and additions made on the Licensed Products by VAR, its agents, employees and subcontractors; which indemnification shall specially include, without limitation, the obligation to hold Xybernaut harmless from any and all attorneys' fees, investigation or other costs incurred by Xybernaut.

SECTION 9.               CONFIDENTIALITY AND NON-DISCLOSURE.

9.1 DEFINITION OF PROPRIETARY AND CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Proprietary and Confidential Information" of a party means any information that is not known by, or generally available to, the public at large without restrictions on its use and that which relates to or is used in connection with the business and affairs of such party. Each party hereto shall have the obligation to identify specifically its Proprietary and Confidential Information.

9.2 PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION OF XYBERNAUT. The Proprietary and Confidential Information of Xybernaut and all copies thereof are the property of Xybernaut. VAR acknowledges that the Proprietary and Confidential Information of Xybernaut includes valuable assets, know-how, and trade secrets of Xybernaut. Accordingly, VAR agrees that, except as otherwise required by law or provided in this Agreement, during the term of this Agreement and at all times thereafter VAR shall:

         (a) hold the Proprietary and Confidential Information of Xybernaut in strict confidence or, where disclosure of specific Proprietary and Confidential Information of Xybernaut is expressly authorized in writing by Xybernaut, shall comply with all restrictions on the use and disclosure thereof set forth in such written authorization;

         (b) instruct its directors, officers and employees not to use, sell, lease, assign, patent, transfer, disclose or otherwise make available to any person or entity that is not a party hereto the Proprietary and Confidential Information of Xybernaut, or the benefit thereof, except pursuant to the written authorization of Xybernaut, as the case may be, or as necessary in order to exercise its rights under SECTION 2 above; and

         (c) not copy or duplicate by any means, in whole or in part, the Proprietary and Confidential Information of Xybernaut except pursuant to the written authorization of Xybernaut.

9.3 PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION OF VAR. The Proprietary and Confidential Information of VAR and all copies thereof are the property of VAR. Xybernaut acknowledges that the Proprietary and Confidential Information of VAR may include valuable assets, know-how and trade secrets of VAR. Accordingly, Xybernaut agrees that, except as otherwise required by law or provided in this Agreement, during the term of this Agreement and at all times thereafter Xybernaut shall:

         (a) hold the Proprietary and Confidential Information of VAR in strict confidence or, where disclosure of specific Proprietary and Confidential Information is expressly authorized in writing by VAR, shall comply with all restrictions on the use and disclosure thereof set forth in such written authorization;

         (b) instruct its directors, officers and employees not to use, sell, lease, assign, transfer, disclose or otherwise make available to any person or entity that is not a party hereto the Proprietary and Confidential Information of VAR, or the benefit thereof, without the written authorization of VAR; and

         (c) not copy or duplicate by any means, in whole or in part, the Proprietary and Confidential Information of VAR except pursuant to the written authorization of VAR.

9.4 NONDISCLOSURE OF TERMS. Without in any way limiting the foregoing, each party hereto agrees not to disclose or otherwise make available to any person or entity that is not a party hereto, during or after the term of this Agreement, the terms or provisions of this Agreement, or any summary or other description of any such terms and provisions, except pursuant to the written authorization of the other party hereto or as otherwise provided in this Agreement, and except as may be required by law or legal process; provided, however, that such party shall immediately notify the other party hereto of any such legal requirement, and upon the reasonable request of the other party shall cooperate in not contesting any such required disclosure.

9.5 NOTICE OF DISCLOSURE. In the event that either party hereto becomes aware that any person or entity (including, but not limited to, any employee of such party) is taking, threatens to take or has taken any action that would violate any of the foregoing provisions of this SECTION 9 were that person or entity a party to this Agreement in the place of such party, such party shall promptly and fully advise the other party hereto (with written confirmation as soon as possible thereafter) of all facts known to such party concerning such action or threatened action. Each party agrees that it shall not in any way aid, abet, or encourage any such action or threatened action.

9.6 EXCEPTIONS. Notwithstanding any other provision of this Agreement, the obligations of each party hereto pursuant to this SECTION 9 shall not apply to any Proprietary and Confidential Information that:

         (a) is known to such party or generally known to the public prior to its disclosure to such party by any other party to this Agreement;

         (b) becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent application or patent; or

         (c) is disclosed to such party by a third party that has a lawful right to make such disclosure, and that has not breached any obligation to a party hereto by virtue of such disclosure.

9.7 NONCOMPETITION/NONDISCLOSURE. VAR acknowledges that it would be very difficult for VAR to avoid using or disclosing Proprietary and Confidential Information of Xybernaut in the event VAR were to manufacture or market products similar to the Licensed Products. Therefore, in addition to and not in lieu of VAR's other obligations hereunder with respect to Proprietary and Confidential Information of Xybernaut, VAR agrees that during the term of this Agreement and for a period of two (2) years thereafter, VAR and/or its affiliates shall not manufacture or market products similar to or competing with the Licensed Products. The covenants contained in this section shall be construed as a series of separate and severable covenants which are identical in terms except for geographic coverage. Xybernaut and VAR agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law.

SECTION 9.8 NON-CIRCUMVENT PROVISION. Xybernaut will not attempt to market, nor to encourage other VARs of Xybernaut to market Licensed Products directly to VAR's customers for the same or similar Fields of Use as described in EXHIBIT B. It is VAR's responsibility to inform Xybernaut in writing of such customers prior to any existing obligation upon Xybernaut under this section. It is also the sole responsibility of VAR to obtain appropriate agreements or covenants with its customers that prevent said customer from approaching Xybernaut or other Xybernaut-VAR's for any direct sale of Licensed Product.

         Absent such a VAR-Customer agreement, Xybernaut will initially recommend that the customer procure Licensed Product through VAR. Should the customer insist for any sale to take place that Licensed Product be obtained directly from Xybernaut, due to no fault of the VAR for performance, then Xybernaut will supply customer with Licensed Product. VAR will receive a commission on such sales (for one year from the date of said sale) which is equal to half of the difference in commission between the then current Volume Discount Schedule and the VAR Discount Schedule in EXHIBIT D1 for the quantity levels ordered.

SECTION 10.                   TERM AND TERMINATION.

10.1 TERM OF AGREEMENT. The term of this Agreement shall begin on the Effective Date and shall continue until the date that is the third (3rd) annual anniversary of the Effective Date, unless sooner terminated pursuant to this
SECTION 10. Upon expiration of this license at the end of the term, VAR shall have first rights of refusal to enter into a subsequent agreement to sell and support Licensed Products within Territory for applications within the licensed fields of use, on whatever terms Xybernaut may at that time deem most appropriate.

10.2 DEFAULT OF VAR. Xybernaut may terminate this Agreement immediately by written notice to VAR upon the occurrence of a Default of VAR. A "Default of VAR" for purposes of this Agreement shall occur if: VAR shall have failed to perform, observe or satisfy in any material respect any covenant, condition, or agreement required by this Agreement to be performed, observed, or satisfied by VAR, and such failure to perform or breach shall have continued for a period of ten (10) days after written notice thereof to VAR from Xybernaut; provided, however, that if such failure is not reasonably susceptible to correction within such ten-day (10-day) period, but is correctable within a longer period not to exceed thirty (30) days, a Default of VAR shall not be deemed to have occurred if, to Xybernaut's satisfaction, VAR has commenced and diligently pursued corrective action within such ten-day (10-day) period as soon as possible after being so notified, and such failure is corrected no later than thirty (30) days after such notice.

10.3 DEFAULT OF XYBERNAUT. VAR may terminate this Agreement immediately by written notice to Xybernaut upon the occurrence of a "Default of Xybernaut". A "Default of Xybernaut" for purposes of this Agreement shall occur if:
Xybernaut shall have failed to perform, observe, or satisfy in any material respect any covenant, condition, or agreement required by this Agreement to be performed, observed, or satisfied by Xybernaut or Xybernaut shall have breached any warranty or representation contained herein, and such failure to perform or breach shall have continued for a period of ten (10) days after written notice thereof to Xybernaut from VAR; provided, however, that if such failure is not reasonably susceptible to correction within such ten (10) day period, but is correctable within a longer period not to exceed thirty (30) days, a Default of Xybernaut shall not be deemed to have occurred if Xybernaut has commenced and diligently pursued corrective action within such ten-day (10-day) period as soon as possible after being so notified, and such failure is corrected no later than thirty (30) days after such notice;

10.4 RETURN OF PROPRIETARY AND CONFIDENTIAL INFORMATION. Upon the expiration or termination of this Agreement for any reason: (I) VAR shall promptly return to Xybernaut all Proprietary and Confidential Information of Xybernaut (including, without limitation, only if Xybernaut so requests, all Licensed Products not sold to Third Parties); and (II) Xybernaut shall promptly return to VAR all Proprietary and Confidential Information of VAR not otherwise licensed to Xybernaut hereunder. Xybernaut will refund to VAR full payment for Licensed Products in unused and original condition and packing, less 15% restocking fee.

10.5 BANKRUPTCY. If VAR shall become bankrupt or insolvent and/or if the business of VAR shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of VAR or otherwise, or if Payments due are unpaid, Xybernaut shall have the right to serve notice upon VAR, by certified mail at an address specified in SECTION 11 of this Agreement, of its intention to terminate this Agreement within ninety (90) days after receipt of said notice by VAR. If VAR has not cured the conditions leading to such notice within ninety (90) days after receipt of said notice or termination, the rights, privileges and license granted hereunder shall terminate as of the end of such ninety (90) day period, and neither party shall have any further rights, duties or obligations hereunder except as may have then accrued under this Agreement, or as otherwise provided herein.

10.6 NO RELEASE. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of termination; and VAR may, after the effective date of such termination, sell all Licensed Products and complete all Licensed Products in the process of manufacture or modification at the time of termination and sell the same, provided that VAR pays Xybernaut all amounts due Xybernaut under SECTION 6 of this Agreement.

10.7 RIGHT OF TERMINATION. Either party may terminate this Agreement at any time after the third (3rd) anniversary of the Effective Date of this Agreement by giving written notice of termination to the other party at least six (6) months in advance; provided, however, that if the party giving notice shall be in default of any of the terms and conditions of this Agreement at such time such notice is given, such notice shall be null and void and of no effect. Xybernaut shall also have the right to terminate this Agreement at any time after the first (1st) anniversary of the Effective Date of this Agreement if Xybernaut determines that based on reasonable information and sales data provided by VAR there is, or will be, insufficient sales by VAR of Licensed Products. Xybernaut shall give VAR thirty (30) days prior written notice of such termination for lack of sales for Licensed Products.

                           MISCELLANEOUS PROVISIONS.

11.1 INDEPENDENT CONTRACTOR. VAR's relationship hereunder shall be that of an independent contractor and not that of an agent, representative or employee of Xybernaut, and VAR shall have no power to bind Xybernaut or contract in Xybernaut's name. All persons employed by VAR in connection with operations under this Agreement shall be considered employees or agents of VAR, and shall in no way, either directly or indirectly, be considered employees or agents of Xybernaut. VAR will defend, indemnify and hold Xybernaut harmless against any and all claims, losses, damages, liabilities and costs whatsoever (including reasonable attorneys' fees) arising as a result of any claim that VAR's relationship hereunder is that of an agent, representative or employee of Xybernaut.

11.2 FORCE MAJEURE. Xybernaut shall not be liable for any delay in delivery or modification, suspension or cancellation of performance or other failure of performance hereunder in whole or in part caused by events beyond its control, including but not limited to acts of God or government, labor disputes or inability to secure materials, labor or transportation.

11.3 ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto shall take or cause to be taken such further actions, shall execute, deliver, and file or cause to be executed, delivered, and filed such further documents and instruments ( including, but not limited to, documents necessary or desirable to record the existence of this Agreement with any authority and/or registry which Xybernaut deems reasonably necessary to protect its rights hereunder), and shall obtain such consents as may be necessary or as the other party may reasonably request, without the payment of further consideration, in order fully to effectuate the purposes, terms, and conditions of this Agreement.

11.4 NOTICES. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier or overnight delivery service), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, telegram, telex, or facsimile transmission, addressed as follows:

(a)  If  to VAR: _______________________________________

                 _______________________________________

                 _______________________________________

                 Any Authorized Officer of VAR:____________________________

                 Facsimile No.: _______________

(b)  If  to Xybernaut:
                 Xybernaut Corporation
                 12701 Fair Lakes Circle, Suite 550
                 Fairfax, Virginia  22033
                 Attention: Edward G. Newman, President
                 Facsimile No.: (703) 631-7070

               Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described herein shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.5 SEVERABILITY. If fulfillment of any provision of this Agreement shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate prospectively to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein or therein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

11.6 WAIVERS. No waiver by any party of, or consent by any party to, a variation from the requirements of any provision of this Agreement shall be effective unless made in a written instrument duly executed by or on behalf of such party, and any such waiver shall be limited solely to those rights or conditions expressly waived.

11.7 EXPENSES. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.

11.8     ENTIRE AGREEMENT; MODIFICATION; PRIORITY; BENEFIT.

         (a) This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contemplated herein and supersedes all prior oral and written memoranda and agreements with respect to the matters contemplated herein.

         (b) The terms and conditions of this Agreement, including the attached Exhibits (collectively, these "Terms"), constitute an offer to sell and do not constitute an acceptance by Xybernaut of any purchase order or offer to buy, notwithstanding any reference thereto, except to the extent of the express provisions of these Terms. This offer to sell may be accepted by VAR either in writing or by any conduct that recognizes the existence of any agreement. Any such acceptance is limited to the express provisions of these Terms. Xybernaut hereby objects to, and rejects, any proposal for additional or different provisions or any attempt by VAR to vary any of these Terms (whether in a purchase order, offer to buy or otherwise), and any such additional or different provisions or variances shall be deemed material. Any such proposal or attempt by VAR that would materially change the description, quantity, price or delivery schedule of the Products shall constitute a rejection of this offer. Any other such proposal or attempt shall not operate as a rejection, but this offer shall be deemed accepted by VAR without regard thereto.

         (c) No representation, promise, condition or statement not contained in this Agreement shall be binding on Xybernaut unless accepted in writing by Xybernaut.. This Agreement can be modified, amended or rescinded only in a written document duly signed by the parties hereto; provided, however, that Xybernaut shall have the unilateral right to change the list prices specified in EXHIBIT D2 upon thirty (30) days prior written notice to VAR.

11.9 ARBITRATION. Any dispute or controversy arising out of this Agreement shall be submitted to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The seat of arbitration shall be Fairfax, Virginia. The arbitrators shall not alter, amend or modify the terms and conditions of this Agreement but shall consider the pertinent facts and circumstances and shall be guided by the terms and conditions of this Agreement which shall be binding on them in resolving any dispute or controversy hereunder.

11.10 CONSTRUCTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes and resolutions relating thereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof) except that questions affecting the validity, construction and effect of any patent shall be determined by the laws of the country in which the patent was granted. The parties hereto acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

11.11 HEADINGS. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

11.12    SUCCESSION.   This Agreement shall be binding upon, and shall insure
to the benefit of the parties and their respective heirs, executors, successors, assigns, and legal representatives.

11.13 EXECUTION. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

11.14 SURVIVAL. Neither expiration nor termination of this Agreement shall terminate those obligations and rights of the parties pursuant to provisions of this Agreement which by their express terms are intended to survive and such provisions shall survive the expiration or termination of this Agreement including, without limitation, SECTIONS 2, 6, 7, 8, 9, 10 AND 11. The parties shall be entitled to exercise such rights and remedies as may be available at law or in equity to enforce rights and obligations which survive expiration or termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Value Added Reseller Agreement to be duly executed on their behalf, as of the date first written above.


                 Xybernaut Corporation.



                 By:
                     --------------------------------
                 Name:
                      -------------------------------
                 Title:
                        -----------------------------
                 Date
                     --------------------------------

                 VALUE ADDED RESELLER

                 ------------------------------------


                 By:
                     --------------------------------
                 Name:
                       ------------------------------
                 Title:
                        -----------------------------
                 Date
                     --------------------------------

                                   EXHIBIT A


                       LICENSED TECHNOLOGIES AND PRODUCTS

LICENSED TECHNOLOGIES:

     United States Letters Patent No. 5,305,244 issued on April 19, 1994 for Hands-Free User-Supported Portable Computer and the inventions and improvements disclosed therein.

     Xybernaut-proprietary Mobile Assistant(R) computer

     Xybernaut-proprietary head-mounted displays, under license from Kopin Display Technologies

     Xybernaut-proprietary Display Designs, manufacturing process and tooling

     Xybernaut-proprietary Voice Recognition algorithms and software implementation

     Xybernaut-proprietary Video compression algorithms and software implementation

     Xybernaut-proprietary Presentation Graphics and control interface appearance algorithms and software implementation

     Xybernaut-proprietary application development toolkits, consisting of algorithms, capabilities and software implementations used to specify, design, implement, capture, organize, test and quality assure applications based in part on Xybernaut Mobile Assistant(R) products.

     Xybernaut-proprietary knowledge engineering and rules based shell technology


LICENSED PRODUCTS:

     Mobile Assistant(R)

     Options and Features per Mobile Assistant(R) Brochure and Price List

     Toolkit Software

                                   EXHIBIT B


FIELDS OF USE

     Aircraft Maintenance and Repair

     Firefighting Support

     Medical Services Delivery

     Vehicle Maintenance and Repair

     Manufacturing Plant Monitoring Maintenance and Repair

     Commercial, Industrial, and Residential Real Estate Monitoring, Maintenance, Repair, and Refurbishment

     Residential, Commercial and Industrial Appliance Maintenance and Repair

     Military, Commercial and Personal naval vessel training, Maintenance and Repair

     Education and training

     Such Other Areas As Mutually Agreed In Writing By Xybernaut and VAR





VAR's proposed field/fields of use ____________________________________________

_______________________________________________________________________________

                                   EXHIBIT C


                               LICENSED TERRITORY

                          The United States of America

                                   EXHIBIT D1


                        XYBERNAUT VAR DISCOUNT SCHEDULE



==========================================================================================================
                                                 QUANTITY RANGE
- ----------------------------------------------------------------------------------------------------------
                Bottom                                Top                                Discount
- ----------------------------------------------------------------------------------------------------------
                   1                                   10                                  0.0%
- ----------------------------------------------------------------------------------------------------------
                  11                                   20                                  6.0%
- ----------------------------------------------------------------------------------------------------------
                  21                                   50                                 10.0%
- ----------------------------------------------------------------------------------------------------------
                  51                                  250                                 14.0%
- ----------------------------------------------------------------------------------------------------------
                 251                                 -----                                16.0%
==========================================================================================================





                     XYBERNAUT WHOLESALE DISCOUNT SCHEDULE


==========================================================================================================
                                                 QUANTITY RANGE
- ----------------------------------------------------------------------------------------------------------
                Bottom                                Top                                Discount
- ----------------------------------------------------------------------------------------------------------
                   1                                   10                                  0.0%
- ----------------------------------------------------------------------------------------------------------
                  11                                   20                                  3.0%
- ----------------------------------------------------------------------------------------------------------
                  21                                   50                                  5.0%
- ----------------------------------------------------------------------------------------------------------
                  51                                  250                                  7.0%
- ----------------------------------------------------------------------------------------------------------
                 251                                 -----                                10.0%
==========================================================================================================

                                   EXHIBIT E

            MINIMUM FIRST YEAR MOBILE ASSISTANT(R) UNIT PURCHASES


            First annual purchase quantity: __________________ units